Exhibit 8.2

Hogan & Harston LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax

www.hhlaw.com
April 2, 2009
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, Maryland 20876
Ladies and Gentlemen:
This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement/Prospectus, filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of October 27, 2008, by and among Clinical Data, Inc., a Delaware corporation (“Parent”), API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), including exhibits and schedules thereto (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which the Company will become an indirect wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the Effective Time the existing stockholders of the Company will receive shares of Parent Common Stock, and at a later date may receive additional shares of Parent Common Stock in accordance with the CVR Agreement.
Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):
(i)	the Merger Agreement;

Avalon Pharmaceuticals, Inc.
April 2, 2009

(ii)	the Registration Statement;

(iii)	the tax representation letter from Parent and Merger Sub to Cooley Godward Kronish LLP and to Hogan & Hartson, LLP, dated as of April 2, 2009, and the tax representation letter from the Company to Hogan & Hartson, LLP, and to Cooley Godward Kronish LLP, dated as of April 2, 2009 (collectively, the “Tax Representation Certificates”); and

(iv)	such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company, and to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.
In addition, we have reviewed the form of opinion of counsel received by Parent from Cooley Godward Kronish LLP, with respect to the tax consequences of the proposed transaction (the “Cooley Godward Kronish Opinion”).
In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Merger Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

(v)	The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law; and

Avalon Pharmaceuticals, Inc.
April 2, 2009

(vi)	The Cooley Godward Kronish Opinion has been concurrently delivered and not withdrawn.
Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that the discussion of federal income tax issues contained in the Registration Statement entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” insofar as it relates to statements of law and legal conclusions, and subject to the limitations, qualifications, assumptions, and caveats set forth therein, is correct in all material respects, as of the date hereof.
This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion only represents our best judgment as to the United States federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Except as otherwise provided by the Merger Agreement, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm under the caption “The Merger — Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.

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